Exhibit 99.1

News From

Buena, NJ  08310

Release Date: October 9, 2014

Contact:

Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-4379
www.igilabs.com

IGI LABORATORIES, INC. APPOINTS STEVEN KOEHLER

TO BOARD OF DIRECTORS

BUENA, NJ – (PRNewswire) - IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey-based specialty generic pharmaceutical company, today announced that it has appointed Steven Koehler to its Board of Directors.  Mr. Koehler will serve as the new Chairman of the Company’s Audit Committee.

Jason Grenfell-Gardner, President and CEO of the Company, commented, "We are very pleased Steven has agreed to join our Board of Directors.  I believe his financial expertise, and executive experience at global pharmaceutical companies will be a tremendous asset to IGI, our audit committee and our Board.”  Mr. Grenfell-Gardner continued, “We look forward to working with Steven, as we continue on our mission to be a leader in the specialty generic prescription drug markets.”

Mr. Koehler retired from Merck & Co in September of 2011, where he served as Vice President, Schering-Plough Controller and Special Projects.  Prior to this role, Mr. Koehler served as the Vice President, Corporate Controller of Schering-Plough Corporation, where he also served as Chief Accounting Officer and was directly responsible for accounting and internal control matters worldwide.  Before joining Schering-Plough Corporation, he served in several capacities at The Medicines Company, including SVP and Chief Financial Officer.  Prior to The Medicines Company, Mr. Koehler served in various executive and senior level positions at Vion Pharmaceuticals, Inc., Knoll Pharmaceuticals, Inc., a wholly owned subsidiary of BASF Corporation, Boots Pharmaceuticals, Inc. and American Hospital Supply Corporation, and then with Baxter International after a merger in 1985.  Mr. Koehler began his career at Arthur Andersen in Chicago, holds a B.A. from Duke University, and an MBA degree from the Kellogg Graduate School of Management at Northwestern University.  He is also a Certified Public Accountant.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic drug development and manufacturing company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "plan," “believe," "continue", “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K,  Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission.  IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.